FIRMWARE AND SOFTWARE SOURCE CODE PURCHASE AGREEMENT

DATED AS OF SEPTEMBER, 18 2006

BY AND BETWEEN

HOMELAND SECURITY NETWORK, INC.,

AND

RODWELL SOFTWARE SYSTEMS, INC.

TABLE OF CONTENTS

		PAGE

ARTICLE I.	Definitions	4
1.1	Defined Terms	4

ARTICLE II.	Purchase and Sale of Acquired Assets	6
2.1	Purchase and Sale of Acquired Assets	6
2.2	Liabilities Not Assumed	6
2.3	Purchase Price	7

ARTICLE III.	Deliveries and Conditions	8
3.1	Deliveries	8
3.2	Conditions to Obligations of Buyer	8
3.3	Conditions to Obligations of Seller	9

ARTICLE IV.	Representations and Warranties of Seller	9
4.1	Organization	9
4.2	Authorization	10
4.3	Brokers	10
4.4	Litigation, Proceedings and Applicable Law	10
4.5	No Conflict or Violation	10
4.6	Intellectual Property	11
4.7	Assets Generally	12
4.8	Products	12

ARTICLE V.	Representations and Warranties of Buyer	12
5.1	Organization of Buyer	12
5.2	Authorization	13
5.3	Brokers	13
5.4	Consents and Approvals	13

ARTICLE VI.	Certain Covenants	13
6.1	Covenants	13

ARTICLE VII.	INDEMNIFICATION	15
7.1	Indemnification by the Seller	14
7.2	Indemnification by Buyer	14
7.3	Notification of Claims	14
7.4	Resolution of Claims	14
7.5	Arbitration	15
7.6	Indemnification Threshold	15

ARTICLE VIII.	RESTRICTIONS ON COMMON SHARES	15
8.1	Transfer Restrictions	16

ARTICLE IX.	MISCELLANEOUS	16
9.1	Survival of Representations and Warranties	16
9.2	Noncompetition	17
9.3	Confidentiality	17
9.4	Assignment	18
9.5	Notices	18
9.6	Choice of Law	18
9.7	Entire Agreement; Amendments and Waivers	18
9.8	Multiple Counterparts	18
9.9	Titles	18-19

Schedules

Schedule 4.6(b) - Acquired Assets and Intellectual Property

Exhibits

Exhibit A-Bill of Sale
Exhibit B-Assignment and Transfer Agreement

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made and entered into as of September 18, 2006 by and between Rodwell Software Systems, Inc., a Province of Alberta, Canada corporation, and all its Canada and foreign affiliates, shareholders, officers, directors, employees, subcontractors, contractors, agents, subsidiaries and other entities owned or controlled by Rodwell Software Systems, Inc. worldwide (collectively the “Seller”), and Homeland Security Network, Inc., a Nevada corporation (“Buyer”).

RECITALS

1. Seller’s business relates to the development of certain proprietary firmware/software.

2. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, proprietary firmware/software of Seller as set forth in this Agreement.

3. In connection with the purchase and sale, Buyer on the one hand and Seller on the other hand, desire to make certain representations, warranties, covenants and other agreements.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants, conditions and other agreements herein contained and contained in the Ancillary Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Source Code” means machine- or human-readable program code expressed in a form suitable for modification by humans for the Software and Firmware.

“Firmware” means the executable code, and or source code or object files embedded in hardware.

“Error” means when hardware fails to function according to its published documentation and the Buyer is unable to proceed without a fix to the problem or a workaround solution provided by Seller.

“Action” shall mean any action, claim, suit, arbitration, inquiry, subpoena, discovery request, proceeding or investigation, or threat thereof, by or before any court or grand jury, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and any member, general partner, director, officer or employee of such Person. For purposes of this definition of Affiliate, “control” shall mean the power of one or more Persons to direct the affairs of the Person controlled by reason of ownership of voting stock, contract or otherwise.

“Damages” shall mean any and all costs, losses, damages, liabilities, demands, claims, suits, actions, judgments, causes of action, assessments or expenses, including interest, penalties, fines and attorneys’ fees incident thereto, incurred in connection with any claim for indemnification arising out of this Agreement, and any and all amounts paid in settlement of any such claim.

“Intellectual Property” shall mean all copyrights, copyright registrations, proprietary processes, trade secrets, license rights, specifications, technical manuals and data, drawings, inventions, designs, patents, patent applications, mask works, trade names, trademarks, service marks, product information and data, know-how and development work-in-progress, software, firmware, business correspondence and marketing plans and other intellectual or intangible property that comprise or are necessary to the use of the Acquired Asset, whether pending, applied for or issued, whether filed in the United States or in other countries, including, without limitation, all associated goodwill; all things authored, discovered, developed, made, perfected, improved, designed, engineered, acquired, produced, conceived or first reduced to practice by Seller or any of its employees or agents that are embodied in, derived from or relate to the Acquired Asset, in any stage of development, including, without limitation, modifications, enhancements, designs, concepts, techniques, methods, ideas, flow charts, coding sheets, notes and all other information relating to the Acquired Asset.

“Knowledge” shall mean an individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any officer or other representative of Seller has Knowledge of such fact or other matter.

“Person” shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture, or governmental agency or authority.

“Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (i) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, for which Buyer could become liable as successor to or transferee of the Acquired Asset or which could become a charge against or lien on the Acquired Asset, which taxes shall include, without limiting the generality of the foregoing, all sales and use taxes, ad valorem taxes, excise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, real property gains taxes, transfer taxes, payroll and employee withholding taxes, unemployment insurance contributions, social security taxes and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, or (ii) any liability for amounts referred to in (i) as a result of any obligations to indemnify another person.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 PURCHASE AND SALE OF ACQUIRED ASSETS. Subject to and upon the terms and conditions contained herein, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase from the Seller, free and clear of any Lien, all of the Seller’s right, title and interest in, to and under the following properties and assets of the Seller (collectively, the “Acquired Assets”):

(a) All the Assets of the Seller set forth in Schedule 4.6(b);

(b) All Intellectual Property relating to the Acquired Assets, the goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, remedies against infringements thereof and rights to protection of any interest therein, including without limitation all patents, Trademarks, and copyrights; and

(c) All rights to any names, descriptions or phrases utilized in the Acquired Assets of every kind and description, tangible or intangible of the seller.

Notwithstanding anything to the contrary contained in this Agreement, the Seller may retain copies of any document or materials related to the Acquired Assets to the extent that the Seller (i) is required to retain it by Law, (ii) may need such copies for tax purposes; the Seller shall use such copies only in connection therewith or (iii) may need such copies to carry out the terms or purposes of this Agreement.

2.2 LIABILITIES NOT ASSUMED. The Buyer will not assume or perform any of the following Liabilities or any other Liabilities (whether or not contemplated herein):

(a) Any Liability of the Seller for any Taxes relating to the Acquired Assets that are incurred, whether or not incurred prior to or after the date of this Agreement;

(b) Any Liability of the Seller for any Taxes of any Person relating to the Acquired Assets that are incurred, whether or not incurred prior to or after the date of this Agreement;

(c) Any Liability of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Seller or was serving at the request of such entity as a partner, trustee, director, officer, employee, or agent of another entity;

(d) Any Liability of the Seller arising as a result of any legal or equitable action or judicial or administrative proceeding in respect of anything done, suffered to be done or omitted to be done by Seller or any of respective directors, officers, employees or agents prior to the date of this Agreement;

(e) Any Liability of the Seller for costs and expenses incurred in connection with the making or performance by the Seller of this Agreement and the transactions contemplated hereby;

(f) Any Liability of the Seller under this Agreement; and

(g) Any Liability under any contracts, agreements, arrangements and undertakings (whether oral or written) relating to the Acquired Assets to which the Seller is a party.

2.3 PURCHASE PRICE.

(a)  Purchase Price. The Purchase Price to be paid by the Buyer to the Seller hereunder shall be, in lawful money of the United States of America, the sum of One Hundred, Thirty-Six Thousand Dollars (US $136,000.00) (the “Purchase Price”).

(b)  Payment Schedule. Seller shall receive (i) the sum of Eleven Thousand Dollars in US currency (US $11,000.00) thirty (30) days from the date of execution of this Agreement and (ii) a Promissory Note in the amount of One Hundred Twenty Five Thousand Dollars (US$125,000.00) (“the Note”) at the time of the afore mentioned payment ($11,000).

(c) Payment of the Note. The Note will be payable at the rate of $10,000 per month for eleven months and a final principal payment of $15,000 in the twelfth month. Interest will be paid each month at 6% per annum on the amount outstanding. The payments will begin 90 days from the date of the initial payment as referred to in 2.3(a). At any time up to the first $10,000 installment payment being made, the Seller will have the option to convert the full amount of the note into One Million, Two-hundred, Fifty thousand (1,250,000) shares of 144 common stock of the Purchaser. These shares will be issued from the Purchaser’s S-8 Stock Plan. If for any reason the Purchaser is unable to issue stock from the S-8 Plan which is contemplated at this time, when the Seller elects to exercise his conversion rights, the Seller will have the option of receiving 2,500,000 shares of the Purchaser’s R144 common stock for payment in full.

ARTICLE III

DELIVERIES and CONDITIONS

3.1 DELIVERIES. Together with an executed counterpart of this Agreement, the following items shall be delivered by the Seller:

(a)  A Bill of Sale in the form attached hereto as Exhibit A to convey the Acquired Assets to Buyer;

(b)  Such electronic and paper copies and representations of the Intellectual Property as may in Buyer’s reasonable judgment be necessary to convey the Intellectual Property to Buyer;

(c)  Executed Assignment and Assumption Agreement in the form attached hereto as Exhibit B; and

(d)  Such other documents and instruments as are reasonably necessary to consummate the transactions contemplated hereby.

3.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with this Agreement is subject to satisfaction, as of the date of this Agreement, of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in this Agreement (including the Schedules hereto) shall be true and correct in all material respects at and as of the date of this Agreement;

(b) Performance by the Seller. The Seller shall have performed and complied with in all material respects all of its covenants, agreements and obligations hereunder that are required to be performed or complied with by it before or at the date of this Agreement;

(c) Required Consents. The Seller shall have procured all of the consents or authorizations and third party consents;

(d) Absence of Litigation. No action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (iii) affect adversely the right of the Buyer to own the Acquired Assets;

(e) No Material Adverse Change. There shall not have been any change to the Acquired Assets that has resulted in a Material Adverse Effect (“Material Adverse Change”) and no event has occurred or circumstance exists that could reasonably be expected to result in such a Material Adverse Change;

(f) Director and Shareholder Approval. All approvals of the directors of the Buyer and the directors and stockholders of the Seller necessary for the consummation of the transactions contemplated hereby shall have been obtained in full conformity with the requirements of applicable Law, and the same shall be in full force and effect; and

The Buyer may waive any condition specified in this Section 3.2 at or prior to the date of this Agreement only in a signed writing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

3.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Agreement is subject to satisfaction, as of the date of this Agreement, of the following conditions:

(a) Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at and as of the date of this Agreement;

(b) Absence of Litigation. No action, suit or proceeding shall be pending or threatened in writing before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

(c) Director and Shareholder Approval. All approvals of the directors of the Buyer and the directors and stockholders of the Seller necessary for the consummation of the transactions contemplated hereby shall have been obtained in full conformity with the requirements of applicable Law, and the same shall be in full force and effect.

The Seller may waive any condition specified in this Section 3.3 at or prior to the date of this Agreement only in a signed writing and such waiver shall not be considered a waiver of any other provision in this Agreement unless the writing specifically so states.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta, Canada and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, affect the Acquired Assets in a materially adverse manner.

4.2 AUTHORIZATION. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against it in accordance with its respective terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought. The authorization of this purchase does not constitute the majority of the assets of Seller.

4.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Seller in such a manner as to give rise to any valid claim against Buyer for any broker’s or finder’s commission, fee or similar compensation and Seller shall indemnify Buyer and hold it harmless from any liability or expense arising from any claim for brokerage commissions, finder’s fees or other similar compensation based on any agreement, arrangement or understanding made by or on behalf of Seller.

4.4 LITIGATION, PROCEEDINGS AND APPLICABLE LAW. There are no Actions, suits, investigations or proceedings, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind, pending or, to Seller’s Knowledge, threatened (a) against Seller which, if determined adversely against Seller, would have a material adverse effect on Seller’s or Buyer’s ability to use the Intellectual Property in the manner in which it is now being used by Seller or (b) seeking to delay or enjoin the consummation of the transactions contemplated hereby. To the Knowledge of Seller, there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign, judicial or administrative authority in any proceeding to which Seller is or was a party relating to the Acquired Assets.

4.5 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in (i) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (ii) a material breach or termination of, or a material default under, any term or provision of any contract to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such material breach, such termination or such material default, or (iii) a material violation by Seller of any Legal Requirement or an event which, with notice, lapse of time or both, would result in such a material violation.

4.6 INTELLECTUAL PROPERTY.

(a) Seller owns all rights to the Acquired Assets without any conflict or infringement of the intellectual property rights of others. All source code included within the Intellectual Property constitutes a trade secret of Seller and is not part of the public knowledge or literature, and Seller has taken reasonable action to protect such source code as a trade secret. In addition, Seller has taken reasonable steps (including, without limitation, entering into Confidentiality Agreements with all officers and employees of and consultants involved in Seller’s business) to maintain the secrecy and confidentiality of and its proprietary rights in, all Intellectual Property.

(b) Schedule 4.6(b) lists (i) all patents and patent applications and all registered copyrights, trade names, trademarks, service marks and other company, product or service identifiers included in the Intellectual Property, and specifies the jurisdictions in which each of the foregoing has been registered, including the respective registration numbers, and/or any application for any such registration has been filed; (ii) all licenses, sublicenses and other agreements as to which Seller is a party and pursuant to which Seller or any other Person is authorized to use any Intellectual Property; and (iii) all licenses under which Seller is or may be obligated to make royalty or other payments. Copies of all licenses, sublicenses and other agreements identified pursuant to clauses (ii) and (iii) above have been delivered by Seller to Buyer.

(c) Seller is not in violation in any material respect of any license, sublicense or agreement described in Schedule 4.6(b). As a result of the execution and delivery of this Agreement or the performance of Seller’s obligations hereunder, neither Seller nor Buyer shall be in violation in any material respect of any license, sublicense or agreement described in such schedule.

(d) Seller is the sole owner of all necessary right, title and interests in and to (free and clear of any liens, encumbrances or security interests) all non-public domain Intellectual Property necessary to fully exploit the Acquired Assets and has full rights to the use, sale, license or disposal thereof. Except as expressly set forth in Schedule 4.6(b), no other Person has any rights with respect to any of the Intellectual Property, nor is any consent or approval of any third party needed to fully utilize and exploit the Acquired Assets as presently configured.

(e) No claims with respect to the Intellectual Property have been asserted to Seller, or, to Seller’s Knowledge, are threatened by any person, and Seller knows of no claims (i) to the effect that Seller infringes any copyright, patent, trade secret, or other intellectual property right of any third party or violates any license or agreement with any third party, (ii) contesting the right of Seller to use, sell, license or dispose of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property.

(f) To the Knowledge of Seller, all trademarks, service marks, and other company, product or service identifiers held by Seller are valid and subsisting worldwide.

(g) To the Knowledge of Seller, except as expressly set forth in Schedule 4.6(b), there has not been and there is not now any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party. Seller has not been sued or, to Seller’s Knowledge, charged as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights that comprise the Acquired Assets. Seller does not have any infringement liability with respect to any patent, trademark, service mark, copyright or other intellectual property right of any third party insofar as the Acquired Assets are concerned.

(h) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any material manner the licensing thereof by Seller. Seller has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property, except in the ordinary course of business. Seller has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Intellectual Property. Seller has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Intellectual Property developed or owned by Seller.

(i) Except as set forth in Schedule 4.6(b), no person has a license to use or the right to acquire a license to use any future version of any product based on the Intellectual Property or any product based on the Intellectual Property that is under development, and no agreement to which Seller is a party will restrict Buyer from charging customers for any such new version or product.

4.7 ASSETS GENERALLY. Seller holds good and marketable interest in the Acquired Assets and has the complete and unrestricted power and the unqualified right to sell, assign and deliver the Acquired Assets to Buyer. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable interest to the Acquired Assets free and clear of any encumbrances and there exists no restriction on the use or transfer of the Acquired Assets. No Person other than Seller has any right or interest in the Acquired Assets, including the right to grant interests in the Acquired Assets to third parties.

4.8 PRODUCTS. The Acquired Assets operate in compliance with Seller’s specifications for such products.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

5.2 AUTHORIZATION. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder. This Agreement and has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or affecting the rights of creditors generally and limitations imposed by equitable principles, whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefore may be brought.

5.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any person or entity acting on behalf of Buyer in such a manner as to give rise to any valid claim against Seller for any broker’s or finder’s commission, fee or similar compensation.

5.4 CONSENTS AND APPROVALS. No consent, waiver, approval or authorization of or by, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1 COOPERATION AND TRANSITION ASSISTANCE. The following covenants shall apply:

(a)   Seller shall, promptly and without delay, use its best efforts, without limitation, to facilitate the implementation of the Acquired Assets for Buyer’s use;

(b)  Seller shall, promptly and without delay, use its best efforts, without limitation, to facilitate the transition of the Acquired Asset’s related customer support services, and shall direct any new inquiries regarding the Acquired Assets to Buyer or its assignee.

(c)  As of the date of this Agreement, Seller shall repair and enhance all irregularities and improper functionalities identified by the Buyer related to the Acquired Asset, promptly and without delay, for a period not to exceed sixty (60) days, and further provide any additional support, without limitation, to the Buyer, upon the Buyer’s request, promptly and without delay, for a period not to exceed one hundred and eighty (180) days.

ARTICLE VII

INDEMNIFICATION

7.1 INDEMNIFICATION BY THE SELLER. In the event Seller (i) breaches or is deemed to have breached any of the representations and warranties contained in Article IV herein, or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, Seller shall hold harmless, indemnify and defend Buyer, and each of its directors, officers, shareholders, attorneys, representatives and agents, from and against any Damages incurred or paid by Buyer to the extent such Damages arise or result from a breach by Seller of any such representations or warranties or a violation of any covenant in this Agreement.

7.2 INDEMNIFICATION BY BUYER. In the event Buyer (i) breaches or is deemed to have breached any of the representations and warranties contained in Article V herein or (ii) fails to perform or comply with any of the covenants and agreements set forth in this Agreement, then Buyer shall hold harmless, indemnify and defend Seller from and against any Damages incurred or paid by the Seller to the extent such Damages arise or result from a breach by Buyer of any such representations and warranties or a violation of any covenant in this Agreement.

7.3 NOTIFICATION OF CLAIMS. If any party or parties (the “Indemnified Party”) reasonably believes that it is entitled to indemnification hereunder, or otherwise receives notice of the assertion or commencement of any third-party claim, action, or proceeding (a “Third-Party Claim”), with respect to which such other party or parties (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Section 7.1 or 7.2 above, the Indemnified Party shall promptly give the Indemnifying Party written notice of such claim for Indemnification (an “Indemnity Claim”). Any claim for indemnification under this Section 7 must be brought prior to the expiration of the survival period for the representation and warranty as set forth in Section 9.1. The delivery of such notice of Indemnity Claim (“Claim Notice”) shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder. The Indemnifying Party shall have twenty (20) days from the receipt of a Claim Notice (the “Notice Period”) to notify the Indemnified Party of whether or not the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Indemnity Claim.

7.4 RESOLUTION OF CLAIMS.

(a) With respect to any Indemnity Claim involving a Third-Party Claim, following prompt notification of the Indemnifying Party, the Indemnified Party shall proceed with the defense of such Third-Party Claim. During such defense proceedings, the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to the proceedings. The Indemnifying Party shall have a right to be present at the negotiation, defense and settlement of such Third-Party Claim. The Indemnified Party shall not agree to any settlement of the Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Following entry of judgment or settlement with respect to the Third- Party Claim, any dispute as to the liability of the Indemnifying Party with respect to the Indemnity Claim shall be resolved as provided in Section 7.5.

(b) With respect to any Indemnity Claim not involving a Third-Party Claim, if the Indemnifying Party disputes its liability within the Notice Period, the liability of the Indemnifying Party shall be resolved in accordance with Section 7.5.

(c) In the event that an Indemnified Party makes an Indemnity Claim in accordance with Section 7.3 and the Indemnifying Party does not dispute its liability within the Notice Period, the amount of such Indemnity Claim shall be conclusively deemed a liability of the Indemnifying Party.

7.5 ARBITRATION. All disputes under this Agreement shall be settled by arbitration to be determined before a single arbitrator pursuant to the commercial law rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 7.5. The arbitrator shall be selected by the joint agreement of the Indemnifying Party and Indemnified Party, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding without right of appeal. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. To the extent that arbitration may not be legally permitted hereunder and the parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section 7.5 shall prevent the parties from settling any dispute by mutual agreement at any time.

7.6 INDEMNIFICATION THRESHOLD. Notwithstanding anything to the contrary herein, in no event shall any party be liable to any other party under any warranty, representation, indemnity or covenant made by such party in this Agreement until the aggregate amount of Damages thereunder against such party exceeds ten thousand dollars ($10,000) (the “Threshold”), at which point such party shall be liable for the full amount of liability for such claims below and above the threshold.

ARTICLE VIII

RESTRICTIONS ON COMMON SHARES

The Shares issued to Buyer pursuant to this Agreement shall be subject to the following restrictions:

8.1 TRANSFER RESTRICTIONS.

(a) No Transfer to Competitors. Seller may not Transfer any Shares to a competitor of Buyer, or to any stockholder, partner or other beneficial holder of an equity ownership interest in a competitor, other than pursuant to a merger, combination, or other transaction approved by the Board of Directors of Buyer.

(b) Legends on Stock Certificates. Each certificate representing shares issued pursuant to this Agreement shall be endorsed with the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ITS SUCCESSOR RULE UNDER THE ACT, OR THE SELLER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE SELLER THAT EXEMPTIONS FROM SUCH REGISTRATION AND FROM THE PROVISIONS OF ANY APPLICABLE STATE “BLUE SKY” LAWS ARE AVAILABLE.

Under no circumstances shall any Transfer of any Shares subject hereto be valid until the proposed transferee thereof shall have executed and become a party to the agreement described in Section 8.1(b) and thereby shall have become subject to all of the provisions of this Article VIII; and notwithstanding any other provisions of this Agreement, no such Transfer of any kind shall in any event result in the non-applicability of the provisions hereof at any time to any of the Shares subject hereto. Seller understands and acknowledges that Buyer need not register a transfer of Shares, and may instruct its transfer agent not to register a transfer of Shares, unless the conditions specified in the foregoing legend are satisfied.

ARTICLE IX

MISCELLANEOUS

9.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties and indemnities included or provided for in this Agreement or in any agreement, schedule or certificate or other document or instrument delivered pursuant to this Agreement will survive the Closing Date for a period of twenty-four months. No claim may be made by any party hereto unless written notice of the claim is given within that twenty-four month period; provided, however, that the foregoing limitation period will not apply to a breach of any representation, warranty or covenant known to any party before the date of this Agreement.

9.2 NON-CIRCUMVENTION BY SELLER. Seller does hereby agree that Seller shall not, at any time within the 3-year period immediately following the date of this Agreement, directly or indirectly attempt:

(a)  In any manner to commercially circumvent, avoid, bypass, or obviate Buyer in any transaction with any of Buyer’s suppliers, brokers, agents, customers or distributors (collectively referred to herein as “Buyer’s Business Entities”); and

(b)  Attempt in any manner to commercially exploit or circumvent Buyer’s existing or proposed business concepts, plans and/or business contacts, unless Seller first obtains Buyer’s prior written consent (which such consent may be given or withheld at Buyer’s sole discretion). Seller specifically understands and agrees that the foregoing prohibitions preclude, without limitation, any attempt by Seller to contact, negotiate with or enter into any contract or transaction with any Buyer’s Business Entity(ies). It is mutually understood and agreed by the Seller and the Buyer that if Buyer decides to grant its consent to any proposed circumvention activity by Seller, Buyer shall have the right (but not the obligation) to condition such consent upon the execution of a written agreement by and between Buyer and Seller concerning remuneration to be paid to Buyer pursuant to the consummation of the proposed transaction. Nothing contained herein shall obligate Buyer to consent to any circumvention activity by Seller.

9.3 CONFIDENTIALITY. At all times, whether before or after the date of this Agreement, and subject to the provisions of Section 7, the Parties will treat and hold as confidential all of the other Party’s Confidential Information. Accordingly, the Parties will not use or disclose any of the other Party’s Confidential Information, except as set forth in this Section 9 and Section 7. After the date of this Agreement, the Seller shall use or disclose Confidential Information relating to the Acquired Assets only for: preparing financial statements and filings under state and federal securities laws, preparing and defending tax returns and tax positions, defending claims by third parties, and as otherwise required by Law. Notwithstanding the foregoing, in the event that the party receiving confidential information (the “Receiving Party”) from the disclosing Party (the “Disclosing Party”) is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Receiving Party will notify Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 9. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is, on the advice of counsel, compelled to disclose any Confidential Information or else stand liable for contempt or suffer other censure, it may disclose such information; provided, however, that the Receiving Party may only disclose the specific information that it is compelled to disclose. Neither Party shall have any discussions with any of the suppliers or customers of the other Party relating to the subject matter of this Agreement or the transactions contemplated hereby or the past, present or future of the Business without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed, it being agreed that, either Party may communicate its future product strategies to suppliers and customers of either Party, consistent with the written product strategy of the Buyer as previously delivered to the Seller.

9.4 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may, without need for any consent or notice to Seller, assign all of its rights and obligations under this Agreement to any Affiliate of Buyer, and such assignment shall release Buyer of all of its liabilities and obligations to Seller, provided such liabilities and obligations are fully assumed by Buyer’s assignee.

9.5 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered by telecopy or other facsimile (with receipt acknowledged), delivered personally or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), to the addresses of the parties appearing on the signature page of this agreement or to such other place and with such other copies as either party may designate as to itself by written notice to the other.

9.6 CHOICE OF LAW. This Agreement shall be governed under and construed in accordance with the laws of the State of Texas without regard to its choice of law principles. For purposes of any dispute or controversy arising under this Agreement or the transactions contemplated hereby, the parties mutually consent to the exclusive jurisdiction of the courts of the State of Texas a and the federal district court, Northern District of Texas .

9.7 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

9.8 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signature pages shall be considered originals.

9.9 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.

Address for Notice	HOMELAND SECURITY NETWORK, INC. A Nevada corporation
300 North Coit Road St. 1200 Richardson, Texas 75080 ATTN: Peter Ubaldi President Fax: 214-618-6400	__________________________________
With a copy to:
James Grevelle, Esq.
12523Montego Plaza
Red Bank, NJ 75230-1725
Fax 972-385-0245

Address for Notice _______________________ _______________________ ATTN: _____________________ Fax: _______________________	RODWELL SOFTWARE SYSTEMS, INC. A Province of Alberta, Canada Corporation By: __________________________________ Name: Title:

With a copy to:
_______________________
_______________________
_______________________
ATTN: _______________________

SCHEDULE 4.6(b)
Acquired Assets and
Intellectual Property

Rodwell Software Systems, Inc. is the holder and exclusive owner of the following proprietary Software/Firmware Systems and ancillary items identified as follows.

Firmware

The Firmware and Software Source Code developed, produced and/or based upon telemetry devices, designed, assembled or otherwise fabricated or obtained by HuneTech Co., Ltd and Enfora, L.P. providing the necessary instructions for how the devices communicate with other computer hardware specific to the functionality and performance of the Buyer’s Web Based Tracking System, commercial obligations and services related to the Buyer’s business model. Such specific Firmware and Software Source Code for the following listed devices will be compiled and provided in an executable form without Error.

•	HunTec ReFLEX™ Radio Module M900R
•	Enfora Mini MT GSM
•	Enfora MT - GL GSM

EXHIBIT A

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS that RODWELL SOFTWARE SYSTEMS, INC., a Province of Alberta, Canada corporation, and all its United States and foreign affiliates, shareholders, officers, directors, employees, subcontractors, contractors, agents, subsidiaries and other entities owned or controlled by Rodwell Software Systems, Inc. worldwide (collectively the “Seller”) in consideration of the purchase price of $11,000.00 and $125,000.00 in shares of common stock of Homeland Security Network, Inc., a Nevada corporation (the “Buyer”) hereby sells, assigns and transfers to the Buyer all of its right, title and interest in and to the Acquired assets as more particularly defined in that certain Purchase Agreement of even date between Seller and Buyer (the “Agreement”).

TO HAVE AND TO HOLD THE SAME unto the Buyer and its successors and assigns forever from the date hereof, upon and subject to the following terms and conditions:

1. Buyer acknowledges its obligation for the payment of all taxes arising out of this transaction and agrees to indemnify and hold Seller harmless from any claim, demand or cause of action by any state or other governmental entity for same.

2. Buyer assumes and discharges all liabilities and obligations relating to the Assumed Liabilities as set forth in the Agreement as and when the same shall become due.

IN WITNESS WHEREOF, the Seller has executed this Bill of Sale this 18th day of September, 2006.

Seller:	Buyer:

Rodwell Software Systems, Inc.	Homeland Security Network, Inc.

By: ___________________________ Name: Title:	By: ____________________________ Peter Ubaldi President

EXHIBIT B

ASSIGNMENT AND TRANSFER AGREEMENT

This Assignment and Transfer Agreement (this “Assignment”) is made as of September 18, 2006 by and between RODWELL SOFTWARE SYSTEMS, INC., a Province of Alberta, Canada corporation, and all its Canada and foreign affiliates, shareholders, officers, directors, employees, subcontractors, contractors, agents, subsidiaries and other entities owned or controlled by Rodwell Software Systems, Inc. worldwide (collectively the “Assignor”) and Homeland Security Network, Inc. a Nevada corporation (the “Company”).

1. Assignment of Exclusive Rights. Through this instrument, the Assignors sell, grant, convey and assign to the Company, exclusively for the United States market, in and for all languages (including but not limited to computer and human languages whether now existing or subsequently developed) all of the Assignors’ rights, titles and interests in or under the Purchase Agreement of even date (the “Agreement”) entered into by the parties, including all rights of the Assignors under all United States, Federal, State or other “Governmental Authority” (as defined in Section 3 below), copyright, trademark, trade secret, trade name, service mark, service name, patent, and all other intellectual property or industrial property laws or rights of any type or nature concerning the Agreement or the products identified in the Agreement. The foregoing assignment of rights by the Assignors to the Company is all inclusive and is without reservation of any right, title, interest or use in the United States market, whether now existing or subsequently arising.

2. Further Instruments. The parties shall execute, acknowledge and deliver to the Company, within five (5) days of the Company’s request for the same, such further instruments and documents as the Company may request from time to time to facilitate registration of any filings or record the transfers made in this Agreement in any public office, or otherwise to give notice or evidence of the Company’s exclusive rights to exploit the products identified in the Agreement, to exercise all the rights arising under the Agreement anywhere in the United States and Canada.

3. Binding Effect. This Assignment is binding upon and shall inure to the benefit of the Company, its successors and assigns and the Assignors and their successors and assigns. This Assignment supersedes any prior understandings, written agreements or oral arrangements between the parties which concerns the subject matter of this Assignment. This Assignment constitutes the complete understanding among the parties, and no alteration or modification of any this Assignment’s provisions will be valid unless made in a written instrument which all the parties sign.

4. Applicable Law. The laws of the State of Texas (other than those pertaining to conflicts of law) shall govern all aspects of this Assignment, irrespective of the fact that one or more of the parties now is or may become a resident of a different state.

[Signatures Follow]

Homeland Security Network, Inc.	Rodwell Software Systems, Inc.
A Nevada Corporation	A Providence of Alberta, Canada Corporation

By: ________________________	By: _________________________
Peter Ubaldi	Name:
President	Title: